Exhibit 99.1

Mr. Cooper Group Announces Election of Busy Burr to Board of Directors

DALLAS, Texas (February 28, 2019) — Mr. Cooper Group Inc. (NASDAQ: COOP) today announced the appointment of Busy Burr to its board of directors. Burr previously served as Chief Innovation Officer and Vice President of Healthcare Trend at Humana.

“As the Mr. Cooper Group business grows, Busy’s experience in innovation and technology, including customer-centric platforms and the financial services industry, are invaluable to our company,” said Jay Bray, Chairman and CEO of Mr. Cooper Group Inc. “We’re excited to welcome Busy to the Mr. Cooper team as we work to deliver more value to shareholders, customers and team members.”

With more than 10 years of C-level executive experience, Burr has worked at some of the world’s largest financial and consumer corporations including as Managing Director of Citi Ventures and Global Head of Business Incubation at Citigroup, CMO and Global Head of Communications for the Global Technology Group at Credit Suisse First Boston and as an Entrepreneur-in-Residence at eBay. Before that, Burr also led Gap Inc.’s Global Brand Management as Vice President and was an Investment Banker at Morgan Stanley. Additionally, Burr currently serves on the Board of Directors of Satellite Healthcare Inc. and has previously served as a board observer for three healthcare companies, Omada Health, Inc., Aspire Health, Inc. and Livongo Health, Inc.

“I’m honored to join Mr. Cooper and excited to play a role in helping the company create a transformational customer experience in the home loan industry,” said Busy Burr, Director at Mr. Cooper Group Inc. “Mr. Cooper has an opportunity to be a leading innovator, and I look forward to working with the team as they continue to develop new ways to support homeowners.”

Boardspan Inc. served as an advisor to Mr. Cooper Group in this appointment.

About Mr. Cooper Group
Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. Xome provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and mortgage companies.

Shareholder Inquiries:
Kenneth Posner, SVP Strategic Planning and Investor Relations
Shareholders@mrcooper.com

Media Inquiries:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com